Exhibit 99.1

For Immediate Release

TEMPCO, INC. PROVIDES CORPORATE UPDATE

TO INVESTORS

COMPANY EXPECTS TO ACQUIRE FIRST OF 11 OPTIONED ESIO REGIONAL TERRITORIES FOR DEVELOPMENT OF FRANCHISES

IN MID-AUGUST

ADDITIONAL POPULAR BEVERAGE BRANDS TO BE AVAILABLE WHEN ESIO BEVERAGE COMPANY INTRODUCES COUNTERTOP BEVERAGE DISPENSING SYSTEM IN RETAIL STORES THIS FALL

SCOTTSDALE, Arizona – August 2, 2012 – Tempco, Inc. (OTCBB: TEMO) (“Tempco” or “the Company”) today provided the following corporate update to its current shareholders and potential investors.

The Company expects to purchase, from Esio Franchising, LLC (the franchising arm of Esio Beverage Company), its first regional franchise territory, covering the Dallas-Fort Worth, Texas Metropolitan Area, on August 15, 2012. The franchise agreement provides Tempco the exclusive right to operate and/or sell approximately fifty (50) Esio franchises in the Dallas-Fort Worth (“DFW”) metropolitan area, which has a population of approximately seven million people. In addition to the DFW area, the Company holds options to purchase the regional franchise development rights in the additional ten (10) areas listed below:

San Antonio, Texas Metropolitan Area

Houston, Texas Metropolitan Area

State of Arizona

State of Colorado

Jacksonville, Florida Metropolitan Area

San Francisco Bay Area and Eureka, California

Sacramento, Reno and Chico, California

Orange County, California

San Diego and Imperial, California

NW Los Angeles, California (Ventura to San Luis Obispo)

The option period shall expire by September 1, 2013 on all eleven areas.

ESIO Announces Strategic Relationships

Esio Beverage announced on May 16, 2012 a strategic agreement with Kraft Foods, Inc. that will allow select Kraft refreshment beverage brands to be dispensed by the Esio Beverage System. The Kraft brands to become available this fall will include Crystal Light and Country Time Lemonade.  On July 25, 2012, Esio announced an agreement with Campbell Soup Company to offer several of its V8 Splash products with the Esio Beverage System.  These beverages, along with future products, will be available to all Esio franchisees in servicing their clients.

About Esio Beverage Company and Esio Franchising, LLC

Headquartered in Mesa, Arizona, Esio Beverage Company, through its subsidiaries, is focused on the development, manufacturing and marketing of multi-serve beverage dispensing systems and beverage products for the home and office.  Esio Beverage Company manages the company’s retail, operational, and product development activities, and Esio Franchising, LLC serves as the manager of franchise activities.

The revolutionary ESIO Hot & Cold Beverage System includes countertop and floor stand multi-serve beverage dispensers that conveniently offer any size (up to 108 ounces, or almost one gallon) hot and cold drinks at the touch of a button.  ESIO’s patented drop ‘n drink E-Paks deliver perfectly blended national brand and private label juices, sports drinks, vitamin fitness waters, teas and coffees.  The countertop unit will initially be available exclusively in Wal-Mart stores and through Esio franchisees.  More information on the ESIO Beverage System is available at www.esiobev.com.  More information on Esio franchises is available at www.esiofranchise.com.

About Tempco, Inc.

Tempco, Inc. has entered into a Regional Developer Deposit Agreement, wherein Esio Franchising, LLC granted the Company an option to purchase up to 11 Esio Regional Development Franchises in certain optioned areas.  Esio Regional Developers have the right to sell products in a specified geographical region.  Regional Developers may, in their discretion, either sell products directly to consumers or sell franchise rights to specified territories as Unit Franchises.

Tempco, Inc. is headquartered in Scottsdale, Arizona, and its common stock  trades on the OTC Bulletin Board under the symbol TEMO.  Additional information is available on the Internet at www.sec.gov under the “Company Filings” section.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby.  Such forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; the expected benefits and costs of the proposed transaction; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing and other statements that are not historical facts. Although Tempco believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transactions will be completed, and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transactions are subject to certain risks and uncertainties, including satisfaction of the conditions to the completion of the business combination, receipt of any required approvals, risks related to the timing or ultimate completion of the transaction; the possibility that expected benefits may not materialize as expected; and other risk factors relating to Tempco’s business as detailed from time to time in Tempco’s reports filed with the U.S. Securities and Exchange Commission.  Tempco undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to Tempco’s filings with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

For additional information, please contact:

Anthony Silverman, Chief Executive Officer

(480) 980-0179

RJ Falkner & Company, Inc., Investor Relations Counsel

(830) 693-4400 or via email at info@rjfalkner.com